Exhibit 24b2

POWER OF ATTORNEY

        The undersigned, acting in the capacity stated with his name below, hereby constitutes and appoints MARK A. ROCHE, EDWARD P. SMITH and A. ROBERT COLBY, and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacity indicated below (a) Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 333-103734) of the Fortune Brands Retirement Savings Plan and (b) any and all amendments and supplements thereto.

FORTUNE BRANDS RETIREMENT SAVINGS PLAN

By /s/ FRANK J. CORTESE
(Frank J. Cortese, Chairman, Corporate
Employee Benefits Committee)